LICENSE AGREEMENT

         This Agreement, made at Hartford, Connecticut, this 8th day of August, 1974, by and between Aetna Life and Casualty Company, a Connecticut corporation ("Aetna"), and Aetna Variable Fund, Inc. (the "Fund"), a Maryland corporation,
WITNESSETH:

         WHEREAS, Aetna and its affiliates have for many years been engaged in the insurance business and related financial services, and the name "Aetna" has become associated with the high quality of insurance and financial services provided by Aetna and its affiliates;

         WHEREAS, Aetna is the owner of two service marks registered on the Principal Register of the United States Patent Office and identifiable as the following:

         a. Reg. No. 822,577, Class 102, issued January 17, 1967 (block design, with legend "Life & Casualty"),

         b. Reg. No. 951,544, Class 102, issued January 23, 1973 (block design, without legend);

         WHEREAS, such service marks (hereinafter collectively referred to as "Aetna Logo") have become universal symbols of the high quality of services provided by Aetna and its affiliated companies;

         WHEREAS, the Fund anticipates that it will enter into a contract with Aetna Variable Annuity Life Insurance Company (the "Management Company") whereby the Management Company will manage the investment portfolio of the Fund;

         WHEREAS, all of the common stock of the Management Company is owned by Aetna and by reason of this relationship Aetna is concerned with the growth and development of the Management Company and therefore of the Fund; and

         WHEREAS, the Fund desires a license to use the name "Aetna Variable Fund, Inc." and the Aetna Logo in connection with the promotion, advertisement and sale of its shares;

         NOW, THEREFORE, in consideration of the corporate interrelations and the common interests and objectives of Aetna, the Management Company, and the Fund, and the benefit of the Management Company which may be derived from the growth and development of the Fund, and for other good and valuable consideration, the receipt whereof is hereby acknowledged,

Aetna hereby grants to the Fund a nonexclusive license to use the name "Aetna Variable Fund, Inc." and the Aetna Logo throughout the world in connection with the business of the Fund; provided, however, that Aetna reserves the right to withdraw the license herein granted in the event that the Fund's investment portfolio shall cease to be managed by the Management Company or some other corporation controlling, controlled by, or under common control with Aetna. The use by the Fund of its name and the Aetna Logo shall in no way prevent Aetna or any corporation controlling, controlled by or under common control with it or its successors or assigns from using, or permitting the use of, the name "Aetna" alone or in conjunction with any other word or words and the Aetna Logo for, by or in connection with any other entity or business whether or not the same directly or indirectly competes with or conflicts with the Fund or its business in any manner.

         IN WITNESS WHEREOF, the parties hereto have set their hands and seals at Hartford. Connecticut, this 8th day of August, 1974.

                           AETNA LIFE AND CASUALTY COMPANY

                           By:  /s/ Donald M. Johnson
                                ------------------------------------------
                                DONALD M. JOHNSON
                                President

                           AETNA VARIABLE FUND, INC.

                           By:  /s/ Donald G. Conrad
                                ------------------------------------------
                                DONALD G. CONRAD
                                Vice President


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